AMENDED & RESTATED
SEVERANCE AGREEMENT

This AMENDED & RESTATED SEVERANCE AGREEMENT (the “Agreement”) is effective on August 1, 2023 (the “Effective Date”), between Ryder System, Inc., a Florida corporation (the “Company”), and ___________ (the “Executive”).
WHEREAS, the Company and the Executive entered into an Amended & Restated Severance Agreement effective on ___________ (the “Prior Agreement”);
WHEREAS, the Company and the Executive hereby desire to amend and restate the Prior Agreement, in each case on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    DEFINITIONS.
Capitalized terms used in the Agreement and not elsewhere defined shall have the meanings set forth in this Section:
(a)    “Accrued Benefits” means (i) earned but unpaid base salary accrued through the Termination Date and any accrued but unpaid vacation time to the extent carried to the Termination Date under Company policy; (ii) unreimbursed expenses incurred in accordance with applicable Company policy through the Termination Date; (iii) unpaid amounts under the terms of any incentive plan in which the Executive participates as of the Termination Date, if and to the extent that the Executive is entitled under the terms of any such plan to receive a payment as of the Termination Date; and (iv) all other payments, benefits or perquisites to which the Executive may be entitled through the Termination Date (including but not limited to rights to indemnification under the Company’s By-laws as in effect from time to time), subject to and in accordance with the terms of any applicable compensation arrangement or benefit, or any equity or perquisite arrangement, plan, program or grant.
(b)    “Base Salary” means the Executive’s annual base salary in effect on the Termination Date, or, on or before the second anniversary of a Change of Control, and if higher, the highest annual base salary in effect during the six (6) month period immediately preceding the Change of Control. Base Salary for this purpose shall not include or reflect bonuses, overtime pay, compensatory time-off, commissions, incentive or deferred compensation, employer contributions towards employee benefits, cost of living adjustment, or any other additional compensation, and shall not be reduced by any contributions made on the Executive’s behalf to any plan of the Company under Section 125, 132, 401(k), or any other analogous section of the Code.
(c)    “Benefits Continuation Period” means the period for each applicable benefit beginning on the Termination Date and ending on the earliest of (i) the day on which the Executive is eligible to receive coverage for such benefit from a new employer; (ii) the date the Executive cancels his COBRA continuation coverage in accordance with the terms of the relevant plan(s); or (iii) the last day of the Executive’s Severance Period.
(d)    “Cause” means (i) fraud, misappropriation or embezzlement by the Executive against the Company or any of its subsidiaries and/or affiliates; (ii) conviction of or plea of guilty or nolo contendere to a felony; (iii) conviction of or plea of guilty or nolo contendere to a misdemeanor involving moral turpitude or dishonesty; (iv) willful failure to report to work for more than thirty (30) continuous days not attributable to eligible vacation or supported by a licensed physician’s statement; (v) material breach by the Executive of the provisions of Section 10 of this Agreement (Restrictive Covenants); (vi) willful failure to perform the Executive’s key duties or responsibilities; or (vii) any other activity which would constitute grounds for termination for cause by the Company or its subsidiaries or affiliates, including but not limited to material violations of the Company’s Principles of Business Conduct or any analogous code of ethics or similar policy. Notwithstanding the foregoing, if a Change of Control has occurred within the two (2) years preceding a Cause determination, “Cause” shall not include subsection (vii) of the preceding sentence, provided that subsection (vii) shall continue to apply to any terminations that are deemed to have retroactively occurred pursuant to Section 5(c)(iii). For the purposes of this Section 1(d), any good faith interpretation by the Company’s Board of Directors (the “Board”) of the foregoing definition of “Cause” shall be conclusive on the Executive. For purposes of this Agreement “Cause” shall be determined by the Board or its designee, provided that following a Change of Control, “Cause” shall be determined by a majority of the Incumbent Board (as defined in Section 1(e)), or, if there are fewer than three (3) members in the Incumbent Board (excluding the Executive) at the date of such a determination, by the remaining Incumbent Board members, if any, and two-thirds of the members of the Board. Any good faith interpretation that satisfies the foregoing sentence shall be conclusive on the Executive. The Executive shall not have the right to vote or be counted for purposes of the determination of Cause.
(e)    A “Change of Control” shall be deemed to have occurred if:
(i)    any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) of this Section 1(e); or
(ii)    the individuals who, as of June 1, 2023, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to June 1, 2023 whose election, or nomination for election, was approved by a vote of the persons comprising at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act (as in effect on January 23, 2000)) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or
(iii)    there is a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding common stock and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries)

in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s outstanding common stock and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)    there is a liquidation or dissolution of the Company approved by the shareholders; or
(v)    there is a sale of all or substantially all of the assets of the Company.
Notwithstanding anything in this Section 1(e) to the contrary, for purposes of Section 5(c)(ii), a Change of Control shall only be deemed to occur if such transactions or events would give rise to a “change in ownership or effective control” or a change in the “ownership of a substantial portion of the assets” under Section 409A of the Code, and the rulings and regulations issued under that Section.
(f)    “Code” means the Internal Revenue Code of 1986, as amended, supplemented or substituted from time to time.
(g)    “Company Entity” has the meaning set forth in Section 15(e).
(h)    “Disability” means (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan of the Company; or (iii) a determination by the Social Security Administration that the Executive is totally disabled.
(i)    “Employment Term” means the Executive’s term of employment commencing on the date the Executive was originally hired by the Company and ending on the first to occur of the events specified in Section 4.
(j)    “Equity Compensation Opportunities” means the Executive’s ability to obtain equity in the Company (or a comparable cash-based incentive program) through a compensatory arrangement. Equity Compensation Opportunities are measured using the valuation method applied by the Company for financial accounting purposes and the Board may take into account in determining that no reduction has occurred any exercises, cashing out, or other liquidity in favor of the Executive that is either triggered by the Executive or occurring in connection with a Change of Control. Changes in the underlying value of the stock shall not be treated as a reduction in the Equity Compensation Opportunities, and the Company may take into account in replacing the value of pre-Change of Control equity compensation with post-Change of Control equity compensation (or a comparable cash-based incentive program) that the Executive may have received value for his equity compensation in the Change of Control.

(k)    “Good Reason” only applies within two (2) years following a Change of Control, as defined in Section 1(e), except as otherwise provided in Section 5(c)(iv), and means the occurrence of any of the following without the Executive’s consent: (i) any material reduction in the Executive’s base salary, target bonus opportunity under the Company’s annual bonus plan or program (including for the avoidance of doubt, any substitution of cash bonus opportunities with equity), cash perquisites, or Equity Compensation Opportunities, whether on an individual or aggregate basis; (ii) the Company’s requiring the Executive to be based or to perform services at any site or location more than fifty (50) miles from the site or location at which the Executive is based at the time of the Change of Control, except for travel reasonably required in the performance of his responsibilities (which does not materially exceed the level of travel required of the Executive in the six (6) month period immediately preceding the Change of Control); (iii) any failure by the Company to obtain the assumption and agreement to perform under this Agreement by a successor as contemplated by Section 8; (iv) any failure by the Company to pay into the Trust(s) the amounts and at the time or times as are required pursuant to the terms of Section 6; or (v) any material and adverse changes in the Executive’s position, duties and responsibilities, or reporting relationship. For the avoidance of doubt, a change in title shall not constitute “Good Reason.”
The Executive’s termination of employment shall only constitute a termination for Good Reason if the Executive terminates employment on or prior to the first anniversary of the date on which the circumstances constituting Good Reason initially occurred. In addition, the Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason, until ninety (90) days have elapsed since the occurrence of the circumstance he would assert constitutes Good Reason, and the Executive has not provided Notice of Termination in accordance with Section 1(m) prior to the end of such ninety (90) day period.
(l)    “Involuntary Termination” means the termination of the Executive’s employment by the Company for any reason other than death, Disability or Cause; provided, however, that an Involuntary Termination of his employment shall not occur if:
(i)    the termination of the Executive’s employment is due to the transfer of his employment between the Company and a Company Entity, or among the Company and one or more Company Entities; or
(ii)    the termination results from the sale or transfer of all or a material portion of the operations of the Company or any of its subsidiaries or affiliates (the “Disposed Business”) (by means of a stock or asset disposition, or other similar transaction) which sale or transfer does not constitute a Change of Control, and either (a) the Executive’s employment is transferred to the purchaser or transferee of the Disposed Business on economic terms and conditions of employment comparable to the economic terms and conditions of employment existing prior to such sale or transfer or (b) Executive terminates his employment with the Company or any of its subsidiaries or affiliates notwithstanding that the Executive received an offer of employment from either the purchaser or transferee of the Disposed Business or the Company or any of its subsidiaries and affiliates, as determined by the Board in its sole discretion, on economic terms and conditions comparable to the economic terms and conditions of employment existing prior to such sale or transfer and whether an offer of employment was made and whether the terms and conditions of such offer are economically equivalent for purposes of this subsection shall be determined by the Board in its discretion; or
(iii)    the termination follows a Change of Control and either (a) the Executive’s employment is transferred to the purchaser or transferee of the Disposed Business and the obligations of this Agreement are assumed by the purchaser or transferee or (b) the Executive terminates his employment with the Company or any of its subsidiaries or affiliates or does not accept an offer of employment from a purchaser or transferee notwithstanding that the Executive received an offer of employment from either the purchaser or transferee of the Disposed Business or the Company or any of its subsidiaries and affiliates which offer included a continuation of the obligations of this Agreement, as determined by the Company in its sole discretion.
In no event shall an “Involuntary Termination” occur if the Executive terminates his employment with the Company or any of its subsidiaries or affiliates for any reason. In the event of the occurrence of any of the events set forth in subsection (ii) and (iii) above, the Company’s obligations under this Agreement shall terminate immediately and the Executive shall not be entitled to any amounts or benefits hereunder but shall still be required to comply with Section 10 hereof. This Agreement shall, however, continue in effect if the Executive’s employment is transferred between or among the Company and Company Entities, as contemplated in subsection (i) above.
(m)    “Notice of Termination” means written notice (i) specifying the effective date of the Executive’s termination (which shall not be less than thirty (30) days after the date of such notice in the case of a termination on account of Disability or the Executive’s voluntary termination other than for Good Reason); (ii) solely with respect to the Executive’s terminating for Good Reason, citing the specific provision of this Agreement and the facts and circumstances, in reasonable detail, providing a basis for such termination, provided that if the basis for such Good Reason is capable of being cured by the Company, the Executive will provide the Company with an opportunity to cure the Good Reason within thirty (30) calendar days after receipt of such notice, and (iii) solely with respect to the Company terminating the Executive’s employment on account of Disability, its intent to terminate his employment on account of Disability. A Notice of Termination will, as applicable, be provided by or to the Board.
(n)    “Release” means a severance agreement and general release in a comprehensive form used by the Company for such purposes at the time of the Executive’s separation from employment (a copy of such form as in effect on the date this Agreement is executed is attached to this Agreement by way of example, but the Executive acknowledges that such form may be updated by the Company from time to time). If the Executive is subject to the Older Workers Benefit Protection Act (“OWBPA”), the Release shall be revocable until the end of the seventh (7th) calendar day after Executive executes the Release.
(o)    “Release Effective Date” means, if the Executive is covered by the OWBPA on his Termination Date, the later of: (i) the eighth (8th) calendar day after the execution of the Release, provided that the Executive has not revoked the Release prior to such date, or (ii) the Termination Date. If the Executive is not covered by the OWBPA on his Termination Date, the Release Effective Date means the later of: (i) the date on which the Release is executed by the Executive, or (ii) the Termination Date.
(p)    “Severance Multiple” means a multiple of one and one-half (1 1/2). On or after a Change of Control, the Severance Multiple shall mean two (2).
(q)    “Severance Period” means a period of one and one-half (1 1/2) years following the Termination Date. On or after a Change of Control, the Severance Period shall mean a period of two (2) years following the Termination Date.
(r)    “Specified Employee” means an individual deemed to be a “specified employee” in accordance with the policies and procedures adopted by the Company and generally includes any individual who is an officer of the Company.

(s)    “Target Bonus” means the stated target incentive award which the Executive is eligible to receive under the Company’s annual incentive compensation plan or awards for the year in which the Termination Date occurs.
(t)    “Termination Date” means the effective date of the termination of the Executive’s employment with the Company and all subsidiaries or affiliates.
(u)    “Three-Year Average Bonus” means the average annual cash incentive award paid to the Executive under the Company’s annual incentive compensation plan for the prior three (3) calendar years immediately preceding the Termination Date. If the Executive has been employed for less than three (3) full calendar years at the Termination Date, the Three-Year Average Bonus will be based on the average of the actual annual cash incentive award payout percentages over the prior three (3) calendar years for similarly situated executives multiplied by the Executive’s Target Bonus.
(v)    “Trustee” shall have the meaning ascribed to such term in Section 6 of this Agreement.
2.    POSITION/DUTIES.
(a)    The Company agrees to continue to employ the Executive in the Executive’s capacity as of the Effective Date and with such title as approved by the Board, subject to the terms and conditions outlined in this Agreement. The Executive accepts the continuing employment. The Executive will have those responsibilities, duties, authorities and titles consistent with the Executive’s status as an officer of the Company as assigned from time to time by the Board, shall be subject to all rules, policies and procedures of the Company, and shall serve in such other executive capacities, without additional compensation, as may be assigned by the Board from time to time.
(b)    During the Employment Term, the Executive shall devote substantially all of his full business time (other than vacation and sick leave), energy and skill in the performance of his duties with the Company. However, this Agreement does not prevent the Executive from (i) managing his and his family’s personal passive investments, and (ii) participating in charitable, civic, educational, professional, community or industry affairs or serving on the board of directors of other companies (subject to the consent of the Board), so long as these activities do not materially interfere with the performance of his duties or create a potential, actual or perceived conflict of interest or violate Section 10 of this Agreement.
3.    PRIOR ARRANGEMENTS.
The parties agree that, as of the Effective Date, all prior employment, separation, severance, termination, change of control, or similar agreements, arrangements, or plans whether oral or written covering the Executive are terminated and superseded and any notice periods with respect to such terminations are deemed satisfied or explicitly waived.
4.    TERMINATION.
The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:
(a)    DISABILITY. Upon thirty (30) days’ written notice by the Company to the Executive of termination due to Disability.
(b)    DEATH. On the date of death of the Executive.

(c)    CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause.
(d)    INVOLUNTARY TERMINATION WITHOUT CAUSE. Upon written notice by the Company to the Executive of an Involuntary Termination without Cause.
(e)    GOOD REASON ON OR AFTER A CHANGE OF CONTROL. On or after the occurrence of a Change of Control, upon Notice of Termination by the Executive to the Company of a termination for Good Reason, subject to Section 1(m) and as provided in Section 9.
(f)    VOLUNTARY TERMINATION. Upon Notice of Termination by the Executive to the Company of the Executive’s voluntary termination of employment, or on or after a Change of Control, upon notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than the termination date proposed by the Executive), subject to Section 1(m) and as provided in Section 9.
5.    CONSEQUENCES OF TERMINATION.
(a)    DISABILITY. In the event the Employment Term ends on account of the Executive’s Disability, the Company shall pay and provide the Executive any Accrued Benefits.
(b)    DEATH. In the event the Employment Term ends due to the Executive’s death, the Company shall pay and provide the Executive’s estate (to the extent that beneficiaries have not been designated under applicable benefit or compensation plans) any Accrued Benefits.
(c)    INVOLUNTARY TERMINATION WITHOUT CAUSE NOT DUE TO A CHANGE OF CONTROL. In the event of the Executive’s Involuntary Termination not due to a Change of Control, the Executive shall be entitled to receive the compensation listed below, subject to his compliance with the terms and conditions of Section 5(f) (“Additional Terms”):
(i)    The Company shall pay or provide to the Executive the following payments and benefits:
(A)    Any Accrued Benefits, payable as soon as practicable after the Termination Date, or such other date as their terms require;
(B)    Continued payment of the Executive’s Base Salary for the applicable Severance Period, payable in installments in accordance with the Company’s standard payroll practices, but no less frequently than monthly, beginning within sixty (60) days following the Termination Date (with the first payment to include amounts accrued between the Termination Date and the first payment date); provided that, if the sixtieth (60th) day following the Termination Date falls in the calendar year following the calendar year in which the Termination Date occurs, payments will not commence prior to the first day of the calendar year following the calendar year in which the Termination Date occurs; provided further that, in the event the Executive is a Specified Employee on the Termination Date, payment shall be made in accordance with the following provisions:
a.    If the aggregate value of the payments due to the Executive pursuant to this Section 5(c)(i)(B) during the six (6) month period following his Termination Date does not exceed two (2) times the lesser of: (x) the Specified Employee’s base salary for the year prior to the year in which the Termination Date occurs; or (y) the maximum amount that may be taken into account under a qualified retirement plan pursuant to

Section 401(a)(17) of the Code for the year in which the Termination Date occurs (such amount, the “Separation Pay Limit”), the Executive shall receive continuation of his Base Salary for the Severance Period payable in installments in accordance with the Company’s standard payroll practices, but no less frequently than monthly, as set forth above.
b.    If the aggregate value of the payments due to the Executive pursuant to this Section 5(c)(i)(B) during the six (6) month period following his Termination Date exceeds the Separation Pay Limit, the Executive shall not receive any payments of continued Base Salary in excess of the Separation Pay Limit during such six (6) month period. Any amounts in excess of the Separation Pay Limit which would have otherwise been paid during the six (6) month period following the Executive’s Termination Date shall be paid in a lump sum on the first day following the six (6) month anniversary of the Executive’s Termination Date. Beginning with the first payroll cycle occurring on or after the first day following the six (6) month anniversary of the Executive’s Termination Date and continuing until the end of the Severance Period, the Executive shall receive continuation payments of the Executive’s Base Salary in installments in accordance with the Company’s standard payroll practices, but no less frequently than monthly.
c.    For purposes of Section 409A of the Code, each installment payment of Base Salary made pursuant to this Section 5(c)(i)(B) shall be treated as a separate payment of compensation.
(C)    A lump sum payment equal to (x) the Executive’s Three-Year Average Bonus multiplied by (y) the Severance Multiple, payable on the Release Effective Date or as soon thereafter as is reasonably practicable, but in no event shall such payment occur later than March 15 of the calendar year following the year in which the Termination Date occurs;
(D)    A lump sum payment equal to the pro-rata cash bonus for the year in which the Termination Date occurs which shall be paid (x) when such annual bonuses are paid to non-terminated employees (or, if later, upon the satisfaction of all conditions for the payment of benefits hereunder, but in no event shall such payment occur later than March 15 of the calendar year following the year in which the Termination Date occurs) and (y) based on the actual attainment of the performance goals under the annual bonus plan for the year in which the Termination Date occurs;
(E)    If the Executive continues to receive health benefits (including, medical, prescription, dental, vision and health care reimbursement account benefits) pursuant to the Company’s health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, supplemented or substituted from time to time (“COBRA”) and pays the full COBRA premiums, the Company will reimburse the Executive for the COBRA premiums paid for such benefits for the Executive and his family through COBRA (with the exception of any COBRA premiums paid for health care reimbursement account benefits), through the Benefits Continuation Period, in accordance with the applicable plans, programs or policies of the Company, and on such terms applicable to comparably situated active employees during such period (which shall offset the Company’s COBRA obligation, if any); provided that the Executive may continue to receive health benefits pursuant to the Company’s health plans during a period of time in the Benefits Continuation Period during which the Executive would not otherwise be entitled to COBRA continuation coverage under Section 4980B of the Code if the Executive continues to pay premiums for such health benefits, and the Executive shall receive reimbursement for all premiums paid by the Executive for such continued health benefits on the date no later than December 31 of the calendar year immediately following the calendar year in which the applicable expenses have been incurred. If the Executive fails to accept available coverage from another employer or fails to notify the Company (or following a Change of Control, the Company or the Trustee) within thirty (30) days of the Executive’s eligibility to receive coverage under another employer’s plan, the Executive’s reimbursements under this Section 5(c)(i)(E) shall immediately terminate and the Executive shall cease to be entitled to any such reimbursements under this Agreement and shall be required within three (3) months after such failure to reimburse the Company for the reimbursements paid to the Executive after such failure. In addition, the Executive agrees that the Company may offset against such reimbursement or deduct such reimbursement from any payments due to the Executive in full or partial payment of such reimbursement, provided that no such offset shall be made in violation of Section 409A of the Code;
(F)    The Company shall provide the Executive with professional outplacement services as determined in the Company’s sole discretion until the earliest of: (w) twenty-four (24) months after the Termination Date, (x) the date on which the Executive obtains another full-time job, (y) the date on which the Executive becomes self-employed, and (z) the date on which the Executive has received all services or benefits due under the applicable Company-sponsored outplacement program. The Company will not pay the Executive cash in lieu of professional outplacement services;
(G)    If the Executive is covered by any Company-sponsored executive life insurance program as of the Termination Date, the Company shall continue to pay for the Executive’s coverage until the end of the Severance Period. At the end of the Severance Period, the Executive will have thirty-one (31) days from the last day of the Severance Period to convert his life insurance coverage to an individual policy;
(H)    If the Executive is covered by any Company-sponsored supplemental long-term disability insurance program as of the Termination Date, the Company shall continue to pay for the Executive’s coverage until the end of the Severance Period. At the end of the Severance Period, the Executive shall be entitled to keep this policy if he continues to pay the annual premiums; and
(I)    Any benefits or rights to which the Executive is entitled under any of the Company’s stock or equity plans in accordance with the terms and conditions of those plans.
(ii)    If a Change of Control occurs and the Executive is then receiving, or is entitled to receive, payments and benefits under Section 5(c)(i) of this Agreement as a result of his Involuntary Termination without Cause not due to a Change of Control, the Company shall pay to the Executive in a lump sum, within seven (7) calendar days after the Change of Control, an amount (in lieu of future installment payments) equal to the present value of all future cash payments due to the Executive under Section 5(c)(i)(B) of this Agreement using the prime commercial lending rate published by the Trustee at the time the Change of Control occurs. The Company and the Executive shall continue to be liable to each other for all of their other respective obligations under this Agreement. In the event that the Executive was a Specified Employee on his Termination Date, if the sum of the payments which the Executive previously received in accordance with Section 5(c)(i)(B) and the payment set forth in this Section 5(c)(ii) exceeds the Separation Pay Limit, any amounts in excess of the Separation Pay Limit shall be paid on the later of (A) the first day following the six (6) month anniversary of the Termination Date and (B) within seven (7) calendar days after the Change of Control. For the avoidance of doubt, in the event that the provisions of this Section 5(c)(ii) become effective, they shall supersede the provisions of Section 5(c)(i)(B).
(iii)    If a Change of Control occurs and (A) the Executive experienced an Involuntary Termination within twelve (12) months prior to the date on which the Change of Control occurs and (B) it is reasonably demonstrated by the Executive that such termination of employment either (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (b) otherwise arose in connection with or in anticipation of a Change of Control, then in addition to the payments and benefits set forth in Section 5(c)(i), the Executive shall be entitled to the following: (x) a lump sum payment equal to 50% of the Executive’s Base Salary, payable as soon as practicable but no later than sixty (60) days following the Change of Control; provided that if the Executive was a Specified Employee on his Termination Date, such payment shall be paid on the later of (1) as soon as practicable but no later than sixty (60) days following the Change of Control and (2) the first day following the six (6) month anniversary of the Executive’s Termination Date; (y) the difference between two (2) times the Target Bonus and one and one-half (1 1/2) times the Executive’s Three-Year Average Bonus amount paid to the Executive pursuant to Section 5(c)(i)(C), which shall be paid as soon as practicable following the Change of Control but no later than March 15 of the calendar year following the calendar year in which the Change of Control occurs; and (z) for purposes of determining the Severance Period for benefits provided under Sections 5(c)(i)(E), (G), and (H), the Executive’s Severance Period shall be defined as the twenty-four (24) month period following the Termination Date. Notwithstanding the foregoing, in the event that (A) a Change of Control occurs and payments and benefits become payable to the Executive pursuant to this Section 5(c)(iii); and (B) such Change of Control does not constitute a “change in ownership or effective control” or a change in the “ownership of a substantial portion of assets” under Section 409A of the Code and the rules and regulations issued thereunder, the lump sum payment set forth in (x) above shall be paid on the first anniversary of the Executive’s Termination Date.
(iv)    If a Change of Control occurs and (A) the Executive’s employment was voluntarily terminated within twelve (12) months prior to the date on which the Change of Control occurs; (B) such termination would have constituted a termination for Good Reason if it had occurred within two (2) years following the Change of Control; and (C) it is reasonably demonstrated by the Executive that the circumstances which would have caused the occurrence of Good Reason either (a) were at the request of a third party who had taken steps reasonably calculated to effect a Change of Control or (b) otherwise arose in connection with or in anticipation of a Change of Control, then the Executive shall be entitled to the following (based on a Severance Multiple of two (2) and a Severance Period of twenty-four (24) months from the Termination Date):
(A)    A lump sum payment equal to the Executive’s Base Salary multiplied by the Severance Multiple, payable within sixty (60) days following the Change of Control; provided that, if the sixtieth (60th) day following the Change of Control falls in the calendar year following the calendar year in which the Change of Control occurs, payment will not be made prior to the first day of the calendar year following the calendar year in which the Change of Control occurs; provided further that, if the Executive is a Specified Employee on the Termination Date, any amounts in excess of the Separation Pay Limit shall be paid to the Executive in a lump sum on the later of (x) the first day following the six (6) month anniversary of the Termination Date and (y) within sixty (60) days following the Change of Control. In the event that (i) a Change of Control occurs and payments and benefits become payable to the Executive pursuant to this Section 5(c)(iv); and (ii) such Change of Control does not constitute a “change in ownership or effective control” or a change in the “ownership of a substantial portion of assets” under Section 409A of the Code and the rules and regulations thereunder, the lump sum payment set forth herein shall be paid on the first anniversary of the Executive’s Termination Date;
(B)    A lump sum payment equal to the Target Bonus multiplied by the Severance Multiple, payable on the Release Effective Date or as soon thereafter as is practicable, but no later than March 15 of the calendar year following the calendar year in which the Change of Control occurs;

(C)    A lump sum payment equal to the pro-rata Target Bonus, payable on the Release Effective Date or as soon thereafter as is practicable, but in no event later than March 15 of the calendar year following the year in which the Termination Date occurs;
(D)    If the Executive continues to receive health benefits (including, medical, prescription, dental, vision and health care reimbursement account benefits) pursuant to the Company’s health plans under COBRA and pays the full COBRA premiums, the Company will reimburse the Executive for the COBRA premiums paid for such benefits for the Executive and his family through COBRA (with the exception of any COBRA premiums paid for health care reimbursement account benefits), for the remainder of the Benefits Continuation Period, in accordance with the applicable plans, programs or policies, if any, of the Company or its successor, and on such terms applicable to comparably situated active employees during such period (which shall offset the Company’s COBRA obligation, if any); provided that the Executive may continue to receive health benefits pursuant to the Company’s health plans during a period of time in the Benefits Continuation Period during which the Executive would not otherwise be entitled to COBRA continuation coverage under Section 4980B of the Code if the Executive continues to pay premiums for such health benefits, and the Executive shall receive reimbursement for all premiums paid by the Executive for such continued health benefits on the date no later than December 31 of the calendar year immediately following the calendar year in which the applicable expenses have been incurred. If the Executive fails to accept available coverage from another employer or fails to notify the Company (or the Trustee) within thirty (30) days of the Executive’s eligibility to receive coverage under another employer’s plan, the Executive’s reimbursements under this Section 5(c)(iv)(D) shall immediately terminate and the Executive shall cease to be entitled to any such reimbursements under this Agreement and shall be required within three (3) months after such failure to reimburse the Company for the reimbursements paid to the Executive after such failure. In addition, the Executive agrees that the Company may offset against such reimbursement or deduct such reimbursement from any payments due to the Executive in full or partial payment of such reimbursement; provided that, no such offset shall be made in violation of Section 409A of the Code;
(E)    A lump sum payment equal to the value of the Company-sponsored outplacement program maintained by the Company immediately prior to the Change of Control, based on the Executive’s management level as of the Termination Date, which shall be paid within sixty (60) days following the Change of Control; provided that, if the sixtieth (60th) day following the Change of Control falls in the calendar year following the calendar year in which the Change of Control occurs, payment will not be made prior to the first day of the calendar year following the calendar year in which the Change of Control occurs; provided further that, if the Executive is a Specified Employee on the Termination Date, such amount shall be paid on the later of (x) within sixty (60) days following the Change of Control and (y) the first day following the six (6) month anniversary of the Termination Date. In the event that (i) a Change of Control occurs and payments and benefits become payable to the Executive pursuant to this Section 5(c)(iv); and (ii) such Change of Control does not constitute a “change in ownership or effective control” or a change in the “ownership of a substantial portion of assets” under Section 409A of the Code and the rules and regulations thereunder, the lump sum payment set forth herein shall be paid on the first anniversary of the Executive’s Termination Date;
(F)    If the Executive is covered by any Company-sponsored executive life insurance program as of the Termination Date, the Company (or the Trustee) shall continue to pay for the Executive’s coverage until the end of the Severance Period. At the end of the Severance Period, the Executive will have thirty-one (31) days from the last day of the Severance Period to convert his life insurance coverage to an individual policy;

(G)    If the Executive is covered by any Company-sponsored supplemental long term disability insurance program as of the Termination Date, the Company (or the Trustee) shall continue to pay for the Executive’s coverage until the end of the Severance Period. At the end of the Severance Period, the Executive shall be entitled to keep this policy if he continues to pay the annual premiums; and
(H)    Any benefits or rights to which the Executive is entitled under any of the Company’s stock or equity plans in accordance with the terms and conditions of any such plans.
(I)    For the avoidance of doubt, no payments or benefits payable to the Executive pursuant to this Section 5(c)(iv) shall continue beyond the end of the second calendar year following the calendar year in which the Termination Date occurs.
(J)    The Executive shall not be entitled to any payments or benefits pursuant to this Section 5(c)(iv), unless prior to the Executive’s Termination Date, the Executive had given the Company notice of the circumstances forming the basis of termination for Good Reason and an opportunity to cure such circumstances in accordance with Sections 1(k) and (m).
On the Termination Date, the Executive shall no longer be eligible to participate in any Company plan, program or policy, other than those described in Section 5(c) including, but not limited to, the Company’s long-term incentive plan, short-term disability plan, long-term disability plan, employee stock purchase plan, and business travel accident plan.
(d)    TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION. If the Executive’s employment is terminated (i) by the Company for Cause, or (ii) voluntarily by the Executive (other than for Good Reason on or after a Change of Control), the Company shall pay or provide to the Executive the Accrued Benefits.
(e)    TERMINATION DUE TO A CHANGE OF CONTROL. If, within the two (2) year period commencing on a Change of Control of the Company, (A) the Executive experiences an Involuntary Termination, or (B) the Executive experiences circumstances constituting Good Reason and terminates his employment with the Company or a Company Entity for Good Reason prior to the first anniversary of the date on which such circumstances constituting Good Reason initially occur (which, for the avoidance of doubt, may be after the two (2) year anniversary of the Change of Control), the Executive shall be entitled to receive the compensation and benefits listed below, subject to his compliance with the terms of Section 5(f):
(i)    The Company shall pay or provide to the Executive the following payments and benefits:
(A)    Any Accrued Benefits, payable as soon as practicable after the Termination Date;
(B)    A lump sum payment equal to the Executive’s Base Salary multiplied by the Severance Multiple payable within sixty (60) days following the Termination Date; provided that, if the sixtieth (60th) day following the Termination Date falls in the calendar year following the calendar year in which the Termination Date occurs, payment will not be made prior to the first day of the calendar year following the calendar year in which the Termination Date occurs; provided further that, if the Executive is a Specified Employee on the Termination Date, any amounts payable under this Section 5(e)(i)(B) in excess of the Separation Pay Limit shall be paid to the Executive in a lump sum on the first day following the six (6) month anniversary of the Termination Date;

(C)    A lump sum payment equal to the Target Bonus multiplied by the Severance Multiple, payable on the Release Effective Date or as soon thereafter as is practicable, but no later than March 15 of the calendar year following the calendar year in which the Termination Date occurs;
(D)    A lump sum payment equal to the pro-rata Target Bonus, payable on the Release Effective Date or as soon thereafter as is practicable, but no later than March 15 of the calendar year following the calendar year in which the Termination Date occurs;
(E)    If the Executive continues to receive health benefits (including, medical, prescription, dental, vision and health care reimbursement account benefits) pursuant to the Company’s health plans under COBRA and pays the full COBRA premiums, the Company will reimburse the Executive for the COBRA premiums paid for such benefits for the Executive and his family through COBRA (with the exception of any COBRA premiums paid for health care reimbursement account benefits), for the Benefits Continuation Period, in accordance with the applicable plans, programs or policies, if any, of the Company or its successor, and on such terms applicable to comparably situated active employees during such period (which shall offset the Company’s COBRA obligation, if any); provided that the Executive may continue to receive health benefits pursuant to the Company’s health plans during a period of time in the Benefits Continuation Period during which the Executive would not otherwise be entitled to COBRA continuation coverage under Section 4980B of the Code if the Executive continues to pay premiums for such health benefits, and the Executive shall receive reimbursement for all premiums paid by the Executive for such continued health benefits on the date no later than December 31 of the calendar year immediately following the calendar year in which the applicable expenses have been incurred. If the Executive fails to accept available coverage from another employer or fails to notify the Company (or the Trustee) within thirty (30) days of Executive’s eligibility to receive coverage under another employer’s plan, the Executive’s reimbursements under this Section 5(e)(i)(E) shall immediately terminate and the Executive shall cease to be entitled to any such reimbursements under this Agreement and shall be required within three (3) months after such failure to reimburse the Company for the reimbursements paid to the Executive after such failure. In addition, the Executive agrees that the Company may offset against such reimbursement or deduct such reimbursement from any payments due to the Executive in full or partial payment of such reimbursement; provided that, no such offset shall be made in violation of Section 409A of the Code;
(F)    The Company (or the Trustee) shall pay to the Executive in a lump sum an amount equal to the value of the Company-sponsored outplacement program maintained by the Company immediately prior to the Change of Control, based on the Executive’s management level as of the Termination Date, which shall be paid within sixty (60) days following the Termination Date; provided that, if the sixtieth (60th) day following the Termination Date falls in the calendar year following the calendar year in which the Termination Date occurs, payment will not be made prior to the first day of the calendar year following the calendar year in which the Termination Date occurs; provided further that, if the Executive is a Specified Employee on the Termination Date, such amount shall be paid on the first day following the six (6) month anniversary of the Termination Date;
(G)    If the Executive is covered by any Company-sponsored executive life insurance program as of the Termination Date, the Company (or the Trustee) shall continue to pay for the Executive’s coverage until the end of the Severance Period. At the end of the Severance Period, the Executive will have thirty-one (31) days from the last day of the Severance Period to convert his life insurance coverage to an individual policy;
(H)    If the Executive is covered by any Company-sponsored supplemental long term disability insurance program as of the Termination Date, the Company

(or the Trustee) shall continue to pay for the Executive’s coverage until the end of the Severance Period. At the end of the Severance Period, the Executive shall be entitled to keep this policy if he continues to pay the annual premiums; and
(I)    Any benefits or rights to which the Executive is entitled under any of the Company’s stock or equity plans in accordance with the terms and conditions of any such plans.
(ii)    In the event that the Executive becomes entitled to payments and benefits pursuant to Section 5(e)(i) in connection with a Change of Control that does not constitute a “change in ownership or effective control” or a change in the “ownership of a substantial portion of the assets” under Section 409A of the Code, and the rulings and regulations issued thereunder, the payments and benefits set forth in Sections 5(e)(i)(B), (C), (D), (E), (G) and (H) herein (in each case, based on a Severance Period of two (2) years from the Termination Date and a Severance Multiple of two (2)), shall be paid in accordance with the schedule set forth in Section 5(c)(i), except as otherwise provided in this Section 5(e)(ii). In addition, the services set forth in Section 5(c)(i)(F) (based on a Severance Period of eighteen (18) months) shall be provided in lieu of the payment set forth in Section 5(e)(i)(F). Notwithstanding the foregoing, with respect to the payment set forth in Section 5(e)(i)(B), an amount equal to the lesser of (x) the Separation Pay Limit or (y) the amount set forth in Section 5(e)(i)(B) shall be paid to the Executive on the Release Effective Date or as soon thereafter as is practicable, but no later than sixty (60) days following the Termination Date. In the event that the amount set forth in Section 5(e)(i)(B) exceeds the Separation Pay Limit, any excess amounts shall be paid at the time they would have otherwise been paid pursuant to Section 5(c)(i)(B).
On the Termination Date, the Executive shall no longer be eligible to participate in any Company plan, program or policy, other than those described in this Section 5(e)(i) including, but not limited to, the Company’s long-term incentive plan, short-term disability plan, long-term disability plan, employee stock purchase plan, and business travel accident plan.
(iii)    Effect of Section 280G on Payments.
(A)    Reduction in Payments. In the event any Payment (as defined below) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company shall reduce (but not below zero) the aggregate present value of the Payments under this Agreement to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide the Executive with a greater net after-tax amount than would be the case if no reduction was made.
(B)    Determining Net After-Tax Amounts. In determining whether a reduction in Payments under this Agreement will provide the Executive with a greater net after-tax amount, the following computations shall be made:
a.    The net after-tax benefit to the Executive without any reduction in Payments shall be determined by reducing the Payments by the amount of federal, state, local and other applicable taxes (including the Excise Tax (as defined below)) applicable to the Payments. For these purposes, the tax rates shall be determined using the maximum marginal rate applicable to such Executive for each year in which the Payments shall be paid.
b.    The net after-tax benefit to the Executive with a reduction in the Payments to the Reduced Amount shall be determined by applying the tax rates under Section 5(e)(iii)(B)(a), with the exception of the Excise Tax.

(C)    Reduction Methodology. In the event a reduction in the Payments to the Reduced Amount will provide the Executive with a greater net after-tax amount, the following shall apply:
a.    Reduction of payments. The reduction in the Payments shall be made first by reducing as applicable, but not below zero, the cash payments under Sections 5(c)(i)(B), 5(c)(iv)(A), and 5(e)(i)(B). In the event that such payments are installment payments, each such installment payment shall be reduced pro-rata. The cash payments under Sections 5(c)(i)(C), 5(c)(i)(D), 5(c)(iv)(B), 5(c)(iv)(C), 5(e)(i)(C) and 5(e)(i)(D) shall be reduced next, as applicable, but not below zero. In the event that following reduction of the amounts set forth in the preceding sentence, additional amounts payable to the Executive must be reduced, any payments due to the Executive pursuant to the Company’s equity plans shall be reduced on a pro-rata basis, but not below zero.
b.    Restrictions. Only amounts payable under this Agreement shall be reduced pursuant to this Section 5(e)(iii). Any reduction shall be made in a manner consistent with the requirements of Section 409A of the Code.
(D)    Definitions. For purposes of Section 5(e)(iii), the following definitions shall apply.
a.    “Payment” shall mean an amount that is received by the Executive or paid by the Company on his behalf, or represents any property, or any other benefit provided to the Executive under this Agreement or under any other plan, arrangement or agreement with the Company or any other person, and such amount is treated as contingent on a change in control, as provided under Section 280G of the Code.
b.    “Reduced Amount” shall mean an amount, as determined under Section 280G of the Code, which does not cause any Payment to be subject to the Excise Tax.
c.    “Excise Tax” shall mean the excise tax imposed under Section 4999 of the Code.
(E)    Determination of Reduction. All determinations required to be made under this Section 5(e)(iii) shall be made by a nationally recognized accounting (or compensation and benefits consulting ) firm selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within ten (10) business days of the Change of Control. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(f)    ADDITIONAL TERMS
(i)    Within fifty (50) days following the Termination Date, the Executive shall execute and agree to be bound by a Release of the Company in a form prepared by the Company, which will include, inter alia, the Executive’s general release of known and unknown claims, prior to and as a condition of receiving any payments or benefits (other than the Accrued Benefits) pursuant to this Agreement. If applicable, the Release shall contain provisions required by federal, state or local law (e.g., the Older Worker’s Benefit Protection Act) to effectuate a general release of all claims. Notwithstanding anything herein to the contrary, no payments or continued benefits on account of termination of employment hereunder (other than any Accrued Benefits payable in accordance with their terms) shall be made to the Executive prior to the Release Effective Date. In the event that the Executive does not execute the Release within fifty

(50) days following the Termination Date or the Release Effective Date does not occur within sixty (60) days following the Termination Date, the Executive shall not be entitled to any payments or benefits hereunder (other than the Accrued Benefits payable pursuant to their terms); provided that, if the Executive becomes entitled to payments and benefits pursuant to Section 5(c)(iv), the Executive shall not be entitled to any payments or benefits hereunder in the event the Executive does not execute the Release within fifty (50) days following the Change of Control or the Release Effective Date does not occur within sixty (60) days following the date of the Change of Control.
(ii)    As consideration for the Company’s offer of this Agreement to the Executive and for other good and valuable consideration, during his employment and upon termination of employment for any reason, the Executive agrees to comply with the restrictive covenants contained in Section 10 of this Agreement. In addition, receipt of the severance payments and benefits set forth in Section 5 is expressly conditioned upon the Executive’s continued compliance with Section 10. If the Executive is receiving severance payments and/or benefits under Section 5, and (A) if the Executive is reemployed by the Company (or any subsidiary, affiliate or successor) or breaches this Agreement or the Release, or (B) if the Company (or any subsidiary, affiliate or successor) discovers information that would have permitted the Company to terminate the Executive for Cause or if the Company or any subsidiary, affiliate or successor discovers a breach of Section 10, severance payments and benefits shall immediately cease with respect to such termination. If the severance payments and benefits cease because of re-employment and the Company has paid severance in a lump sum, the Company (or any subsidiary or successor) shall have the right to require that the Executive repay to the applicable entity the value of the severance benefits that would not yet have been paid before re-employment if he had been receiving the severance in semi-monthly installments, and the Executive shall no longer be entitled to any severance payments and benefits with respect to such termination. If severance payments and benefits cease because of a Cause determination or a breach of Section 10, the Company (or any subsidiary or successor) shall have the right to require that the Executive repay to the applicable entity the full value of any previously received severance. The remedies described in this paragraph are in addition to any other remedies that may be available to the Company in the event of the occurrence of any of the circumstances described in this paragraph.
(iii)    Upon termination of employment for any reason, the Executive agrees to promptly return all Company property that has come into his possession or control, including, without limitation, computer equipment (including, without limitation, computer hardware, laptop and other computers, software and printers, wireless handheld devices, cellular telephones, pagers, etc.), client and customer information, client and customer lists, employee lists, Company files, notes, contracts, records, business plans, financial information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges, keys, and any other materials of any kind which contain or embody, in whole or in part, any proprietary or confidential material of the Company (and all reproductions thereof), except that Company property shall not include items, if any, listed in a written document signed by the Executive and the Company at or before the time of the Executive’s termination from employment as items to be retained by the Executive. The Executive further agrees that he will leave intact all electronic Company documents, including those which the Executive developed or helped develop during his employment, and that he will promptly cancel all accounts for his benefit, if any, in the Company’s name including, without limitation, credit cards, telephone charge cards, cellular telephone accounts, pager accounts, and computer accounts.
(iv)    Upon any termination of employment, upon the request of the Company, the Executive shall resign in writing, from all offices, directorships and fiduciary positions of the Executive in which the Executive is serving.

(v)    The Executive agrees that, following his Termination Date, except as set forth herein, he shall not be eligible for or entitled to any other incentive compensation award, including any pro rata incentive compensation award, pursuant to the Company’s and/or its subsidiaries’ or affiliates’ incentive compensation plans. The Executive’s agreement to this provision is a material consideration for the Company’s executing this Agreement.
(g)    In the event of the Executive’s termination for death or Disability, the Executive and, to the extent applicable, his legal representatives, executors, heirs, legatees and beneficiaries shall have no rights under this Agreement, other than the right to Accrued Benefits, and their sole recourse, if any, shall be under the death or disability provisions of the plans, programs, policies and practices of the Company and/or its subsidiaries and affiliates, as applicable to the Executive. If the Executive dies prior to payment of all severance benefits to which he is entitled, all Company obligations under the Agreement shall cease except for the Accrued Benefits (if unpaid at the time of death).
6.    TRUSTS
(a)    In order to ensure in the event of a Change of Control that timely payment will be made of certain obligations of the Company to the Executive provided for under this Agreement, the Company shall, immediately prior to or in connection with the consummation of a Change of Control, irrespective of whether the Change of Control constitutes a “change in ownership or effective control” or a change in the “ownership of a substantial portion of the assets” under Section 409A of the Code, and the rulings and regulations issued thereunder, pay into one or more trust(s) (the “Trust(s)”) established between the Company and any financial institution with assets in excess of $100 million selected by the Company prior to the Change of Control, as trustee (the “Trustee”), such amounts and at such time or times as are required in order to fully pay all cash amounts due the Executive hereunder that are payable or as are otherwise required pursuant to the terms of the Trust(s), with payment to be made in cash or cash equivalents. Thereafter, all such payments required to be paid hereunder shall be made out of the Trust(s); provided, however, that the Company shall retain liability for and pay the Executive any amounts or provide for such other benefits due the Executive under this Agreement for which there are insufficient funds in the Trust(s), for which no funding of the Trust(s) is required or in the event that the Trustee fails to make such payment to the Executive within the time frames set forth in this Agreement. Prior to the Change of Control, and to the extent necessary because of a change in the Trustee, after the Change of Control, the Company shall provide the Executive with the name and address of the Trustee. Nothing in this Agreement shall require the Company to maintain the funding required in this section beyond the second anniversary of a Change of Control unless, before such second anniversary, the Executive’s employment has terminated in a manner qualifying him for benefits hereunder. The Executive expressly waives any requirement under this Section 6 or otherwise for the Company to fund the Trust(s) if funding would cause him to be taxed under Section 409A(b) of the Code or any successor law.
(b)    For purposes of this Agreement, the term “the Company and/or the Trustee” means the Trustee to the extent the Company has put funds in the Trust(s) and the Company to the extent the Company has not funded or fully funded the Trust(s). However, in accordance with subsection (a) above, the Company shall retain liability for and pay the Executive any amounts or provide for such other benefits due the Executive under this Agreement for which the Trustee fails to make adequate payment to the Executive within the time frames set forth in this Agreement.
7.    INVENTIONS AND IMPROVEMENTS.
The Executive acknowledges that all ideas, discoveries, inventions and improvements which are made, conceived or reduced to practice by the Executive and every item of knowledge relating to the Company’s business interests (including potential business interests) gained by the Executive during the Employment Term are the sole and absolute property of the Company, and the Executive shall promptly disclose and hereby irrevocably assigns all his right, title and interest in and to all such ideas, discoveries, inventions, improvements and knowledge to the Company for its sole use and benefit, without additional compensation, and shall communicate to the Company, without cost or delay, and without publishing the same, all available information relating thereto. The Executive also hereby waives all claims to moral rights in any such ideas, discoveries, inventions, improvements and knowledge. The provisions of this Section 7 shall apply whether such ideas, discoveries, inventions or knowledge are conceived, made, gained or reduced to practice by the Executive alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the specific realm of the Executive’s duties. Any of the Executive’s ideas, discoveries, inventions and improvements relating to the Company’s business interests or potential business interests and conceived, made or reduced to practice during the Severance Period shall for the purpose of this Agreement, be deemed to have been conceived, made or reduced to practice before the end of the Employment Term. The Executive shall, upon request of the Company, and without further compensation by the Company but at the expense of the Company, at any time during or after his employment with the Company, sign all instruments and documents requested by the Company and otherwise cooperate with the Company and take any actions which are or may be necessary to protect the Company’s right to such ideas, discoveries, inventions, improvements and knowledge, including applying for, obtaining and enforcing patents, copyrights and trademark registrations thereon in any and all countries. To the extent this section shall be construed in accordance with the laws of any state which precludes a requirement to assign certain classes of inventions made by an employee, this Section shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.
8.    NO ASSIGNMENTS.
This Agreement shall not be assignable by the Executive. This Agreement shall be assignable by the Company only by merger or in connection with the sale or other disposition of a substantial portion of the assets of the Company. This Agreement shall inure to the benefit and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties hereto. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place, by a written agreement in form and substance reasonably satisfactory to the Executive, delivered to the Executive within five (5) business days after such succession. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
9.    NOTICE.
All notices and other communications hereunder, shall be in writing and shall be given to the other party by hand delivery, by overnight express mail or other guaranteed delivery service, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive: at the Executive’s last address appearing in the payroll/personnel records of the Company.
        If to the Company:

            Ryder System, Inc.

            11690 N.W. 105th Street

            Miami, Florida 33178-1103

            Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective on the earliest of (i) when actually received by the addressee, (ii) as indicated by an overnight or other receipt, and (iii) the third business day after the notice is dispatched.
10.    RESTRICTIVE COVENANTS.
(a)    COVENANT OF CONFIDENTIALITY. All documents, records, techniques, business secrets and other information of the Company, its subsidiaries and affiliates which have or will come into the Executive’s possession from time to time during the Executive’s affiliation with the Company and/or any of its subsidiaries or affiliates and which the Company treats as confidential and proprietary to the Company and/or any of its subsidiaries or affiliates shall be deemed as such by the Executive and shall be the sole and exclusive property of the Company, its subsidiaries and affiliates. The Executive agrees that he will keep confidential and not use or divulge to any other individual or entity any of the Company’s or its subsidiaries’ or affiliates’ confidential information and business secrets, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public. Additionally, the Executive agrees that upon his termination of employment, irrespective of the reason for such termination, he shall promptly return to the Company all confidential and proprietary information of the Company and/or its subsidiaries or affiliates that is in his possession.
The Executive agrees that the terms and provisions of this Agreement, as well as any and all incidents leading to or resulting from this Agreement, are confidential and may not be discussed with anyone other than his spouse, domestic partner, attorney or tax advisor without the prior written consent of the Board, except as required by law. In the event that the Executive is subpoenaed, or asked to provide confidential information or to testify as a witness or to produce documents in any existing or potential legal or administrative or other proceeding or investigation formal or informal related to the Company, to the extent permitted by applicable law, the Executive will promptly notify the Company of such subpoena or request and will, if requested, meet with the Company for a reasonable period of time prior to any such appearance or production.
(b)    COVENANT AGAINST COMPETITION. During the Executive’s employment with the Company or any subsidiary or affiliate, and thereafter during the longer of: (i) the Severance Period, if any, or (ii) twelve (12) months following the Executive’s Termination Date (irrespective of the reason for the Executive’s termination and without any reduction or modification), the Executive shall not, without the prior written consent of the Board directly or indirectly engage or become a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in/for any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its subsidiaries or affiliates which is engaged or proposes to engage or hereafter engages in a business competitive directly or indirectly with the business conducted by the Company or any of its subsidiaries or affiliates in any geographic area in which the Company is or was engaged in or actively planning to engage in business as of the Executive’s Termination Date or during the previous twelve (12) month period; provided, however, that the Executive is not prohibited from owning one percent (1%) or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange.
(c)    COVENANT OF NON-SOLICITATION. During the Executive’s employment with the Company or any subsidiary or affiliate, and thereafter during the longer of (i) the Severance Period, if any, or (ii) twelve (12) months following the Executive’s Termination Date (irrespective of the reason for the Executive’s termination and without any reduction or modification), the Executive shall not, directly or indirectly, in any manner or capacity whatsoever, either on the Executive’s own account or for any person, firm or company:
(i)    take away from, interfere with relations with, divert or attempt to divert from the Company any business with any customer or account: (x) that was a customer or account on the last day of the Employment Term and/or has been solicited or serviced by the Company within one (1) year prior to the last day of the Employment Term; and (y) with which the Executive had any contact or association, or that was under the supervision of the Executive, or the identity of which was learned by the Executive, as a result of the Executive’s employment with the Company, or
(ii)    solicit, interfere with or induce, or attempt to induce, any employee or independent contractor of the Company or any of its subsidiaries or affiliates to leave his employment or service with the Company or to breach his employment agreement or other agreement, if any.
(d)    COVENANT OF NON-DISPARAGEMENT AND COOPERATION. The Executive agrees not to make any remarks disparaging the conduct or character of the Company or any of its subsidiaries or affiliates, their current or former agents, employees, officers, directors, successors or assigns (“Ryder Parties”), except as may be necessary in the performance of his duties or as is otherwise required by law. The Executive agrees to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company. Such cooperation shall include meeting with representatives of the Company upon reasonable notice at reasonable times and locations to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness. The Company shall reimburse the Executive for travel expenses approved by the Company or its subsidiaries or affiliates incurred in providing such assistance. The Executive shall notify the Company if the Executive is asked to assist, testify or provide information by or to any person, entity or agency in any such proceeding or investigation. Nothing in this provision is intended to or should be construed to prevent the Executive from providing truthful information to any person or entity as required by law or his fiduciary obligations.
(e)    REPORTS TO GOVERNMENT ENTITIES. Nothing in this Agreement or any other agreement with, or plan or policy of, the Company restricts the Executive from providing truthful information to a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General (collectively, the “Regulators”), including in connection with initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a Regulator or making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide such confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators and is not required to notify the Company that Employee has engaged in such communications with the Regulators.
(f)    SPECIFIC REMEDY. The Executive acknowledges and agrees that if the Executive commits a material breach of the Covenant of Confidentiality or, if applicable, the Covenant Against Competition, the Covenant of Non-Solicitation, or the Covenant of Non-Disparagement and Cooperation, the Company shall have the right to have the covenant specifically enforced through an injunction or otherwise, without any obligation that the Company post a bond or prove actual damages, by any court having appropriate jurisdiction on the grounds that any such breach will cause irreparable injury to the Company, without prejudice to any other rights and remedies that Company may have for a breach of this Agreement, and that money damages will not provide an adequate remedy to the Company. The Executive further acknowledges and agrees that the Covenant of Confidentiality, the Covenant Against Competition, the Covenant of Non-Solicitation, and the Covenant of Non-Disparagement and Cooperation contained in this Agreement are intended to protect the Company’s business interests and goodwill, are fair, do not unreasonably restrict his future employment and business opportunities, and are commensurate with the arrangements set out in this Agreement and with the other terms and conditions of the Executive’s employment. In addition, in executing this Agreement, the Executive makes an election to receive severance pay and benefits pursuant to Section 5 and is subject to the covenants above, therefore, the Executive shall have no right to return any amounts or benefits that are already paid or to refuse to accept any amounts or benefits that are payable in the future in lieu of his specific performance of his obligations under the covenants above.
(g)    SURVIVAL OF PROVISIONS. The obligations contained in this Section 10 shall survive the termination or expiration of the Executive’s employment with the Company for any reason (including Section 5(d) hereof) and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction that any restriction in this Section 10 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of the State of Florida, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of the State of Florida.
11.    NO MITIGATION/NO OFFSET.
In the event of any termination of employment under this Agreement, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other rights which the Company may have against the Executive or others, except as specifically set forth in Sections 5(c)(i)(E), 5(c)(iv)(D), 5(e)(i)(E), 5(f), 10, and 15, or upon obtaining by the Company of a final unappealable judgment against the Executive, in each case to the extent permitted by Section 409A of the Code.
12.    ATTORNEY’S FEES.
To the fullest extent permitted by law, the Company shall promptly pay, upon submission of statements, one-half of all legal and other professional fees, costs of litigation, prejudgment interest, and other expenses in excess of $10,000 in the aggregate incurred in connection with any dispute concerning payments, benefits and other entitlements which the Executive may have under Section 5(c) or 5(e), up to an amount not exceeding $15,000 in the aggregate from the Company; provided, however, the Company shall be reimbursed by the Executive (i) for the fees and expenses advanced in the event the Executive’s claim is, in a material manner, in bad faith or frivolous and the court determines that the reimbursement of such fees and expenses is appropriate, or (ii) to the extent that the court determines that such legal and other professional fees are clearly and demonstrably unreasonable. Any payments made pursuant to this Section 12 shall be limited to expenses incurred on or prior to December 31 of the second calendar year following the calendar year in which the Termination Date occurs, and any payments by the Company made pursuant to this Section 12 shall be made on or prior to December 31 of the third calendar year following the calendar year in which the Termination Date occurs.
13.    LIABILITY INSURANCE.
The Company shall cover the Executive under directors and officers liability insurance in the same amount and to the same extent, if any, as the Company covers its other officers and directors.
14.    WITHHOLDING.
The Company shall withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
15.    SECTION 409A OF THE CODE
(a)    CONSTRUCTION AND INTERPRETATION. This Agreement shall be construed and interpreted in a manner so as not to trigger adverse tax consequences under Section 409A of the Code and the rulings and regulations issued thereunder. The Company may amend this Agreement in any manner necessary to comply with Section 409A of the Code or any successor law, without the consent of the Executive. Furthermore, to the extent necessary to comply with Section 409A of the Code, the payment terms for any of the payments or benefits payable hereunder may be delayed without the Executive’s consent to comply with Section 409A of the Code.
(b)    SEPARATION FROM SERVICE REQUIREMENTS. Notwithstanding anything herein to the contrary, the Executive shall not be entitled to any payments or benefits pursuant to this Agreement in the event that his termination of employment does not constitute a “separation from service” as defined by Section 409A of the Code and the regulations issued thereunder. For purposes of determining whether a “separation from service”, as defined by Section 409A of the Code, has occurred, pursuant to Treas. Reg. § 1.409A-1(h)(3), the Company has elected to use “at least 80 percent” each place it appears in Sections 1563(a)(1), (2), and (3) of the Code and in Treas. Reg. § 1.414(c)-2.
(c)    DELAYED COMMENCEMENT OF BENEFITS. If the Executive is a Specified Employee at the time of his Termination Date, and the deferral of the commencement of any payments or benefits otherwise payable hereunder is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then, to the extent permitted by Section 409A of the Code, the Company will defer the commencement of the payment of any such payments or benefits hereunder until the first day following the six (6) month anniversary of the Termination Date (or the earliest date as is permitted under Section 409A of the Code). If any payments or benefits are deferred due to such requirements, (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) they shall be paid or reimbursed to the Executive in a lump sum on the first day following the six (6) month anniversary of the Termination Date, and any remaining payments and benefits due under this

Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(d)    PAYMENTS AND REIMBURSEMENTS. Except as otherwise provided herein, any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement (or, if no such period is specified, the Executive’s lifetime), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. In addition, for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion from Section 409A for certain short-term deferral amounts and separation pay. Notwithstanding any other provision set forth herein, any payments which are intended to constitute separation pay due to an involuntary separation from service in accordance with Treas. Reg. § 1.409A-1(b)(9)(iii) shall be paid no later than the last day of the second calendar year following the calendar year in which the Termination Date occurs.
(e)    COMPANY ENTITY. For purposes of this Agreement, Company Entity means any member of a controlled group of corporations or a group of trades or businesses under common control of which the Company is a member; for purposes of this Section 15(e), a “controlled group of corporations” means a controlled group of corporations as defined in Section 414(b) of the Code and a “group of trades or businesses under common control” means a group of trades or businesses under common control as defined in Section 414(c) of the Code, without any modifications.
16.    SECTION HEADINGS.
The Section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
17.    ENTIRE AGREEMENT; TERM.
(a)    Except as the parties may evidence on a Schedule A to be attached to this Agreement and signed by the Executive and the Company after the date this Agreement is executed, from and after the Effective Date, this Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, with respect thereto including, without limitation, any offer letters or employment agreements, or severance or change in control agreements, policies, plans or practices, and any nondisclosure, nonsolicitation, inventions and/or noncompetition agreements between the parties; provided, however, that any rights to indemnification, all stock options or other equity granted to the Executive prior to the Effective Date, and all agreements relating thereto shall remain in full force and effect in accordance with their terms except as otherwise modified herein.
(b)    This Agreement shall continue in full force and effect for the duration of the Executive’s employment with the Company; provided, however, that the Company may amend this Agreement to (A) comply with any law, rule, statute, regulation, order, consent decree or other legal restriction or requirement enacted or imposed by any governmental entity (including any relevant court or tribunal); (B) avoid any tax or legal consequences negatively impacting the

Company resulting from the provisions of the Agreement, so long as the Company provides ninety (90) days’ notice to Executive; or (C) conform to governance practice(s) that may become prevalent and widely accepted in the future by public companies similar in profile to the Company, so long as the Company provides one (1) year’s notice to Executive. Notwithstanding the foregoing, no notice under sections (B) or (C) shall be required unless a proposed amendment adversely affects the Executive. Except as otherwise provided herein, from and after the execution of this Agreement, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive. Notwithstanding the foregoing, the Company may not amend this Agreement (i) if a Change of Control occurs before the date that is two (2) years beyond the month in which a Change of Control occurs; or (ii) anytime after a Termination Date has occurred. The Company’s amendment of this Agreement in accordance with the above provisions shall not be considered a termination of Executive’s employment under this Agreement and shall not give Executive grounds to terminate employment for Good Reason under this Agreement.
18.    CHOICE OF LAW; JURISDICTION; JURY TRIAL WAIVER.
The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles. The parties agree that any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Florida (or, if appropriate, a federal court located within the State of Florida), in either case located in Miami, Florida, and the parties consent to the jurisdiction of such court. The parties hereto accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
19.    SEVERABILITY.
The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
20.    COUNTERPARTS.
This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.
21.    MISCELLANEOUS.
No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
22.    GENDER.
All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural as the identity of the person or persons may require.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

________________________________
Executive

                            RYDER SYSTEM, INC.
                                (the “Company”)

                            By: _______________________
                                Chief Executive Officer